Exhibit 99.1

Press Release

Helix TCS Records 142% First Half Revenue Growth

and Improves Cash from Operations by 39%

Denver, CO. (August 14, 2019) - Helix TCS, Inc. (OTCQB: HLIX) (the “Company”) today reported its results for the second quarter of fiscal year 2019. The Company will be hosting an earnings call today, August 14, 2019, at 4:30pm Eastern time. Call info can be found at the bottom of this release.

“Our powerful suite of critical infrastructure services enables us to maintain a dominant presence in the expanding market as businesses and governments alike require more of our service offerings,” said Zachary L. Venegas, Executive Chairman and CEO of Helix TCS, Inc. “Our unique ability to add integrated services to our existing and new clients has proven highly effective through the first half of 2019 and we look forward to capitalizing on this strategy as we roll out additional mission-critical services to our platform. We feel that we are still deeply undervalued due to our focus on execution as opposed to publicity, and are working to tell the simple truth of our constantly improving business and strong results.”

Highlights of the second quarter and first half of 2019 include:

●	Q2 2019 revenue of $3.9MM, an increase of 108% compared to the same quarter last year
●	Gross profit for the quarter was $1.9 million, a 49% gross margin
●	Cash flows from operations improved in Q2 by $462,000, or 39%, compared to Q1
●	1H 2019 revenue of $7.27MM, a 142% increase compared to 1H 2018, and on pace to materially surpass FY 2018 revenue of $9.56MM
●	Added nearly 500 new licensed customers via software subsidiary, BioTrackTHC
●	Acquired California-based security business for expansion of service offering
●	Expanded international footprint to Europe with customers in the United Kingdom
●	Announced agreement to acquire Amercanex International Exchange
●	Ranked as the #1 revenue-generating company within the cannabis point of sale category
●	Awarded the Maine government cannabis traceability contract, which plans to expand into an adult-use market in 2019
●	Awarded the New Hampshire government cannabis technology contract
●	Current government contracts now total 10: Illinois, New York, Puerto Rico, New Mexico, Hawaii, Arkansas, North Dakota, Delaware, Maine, and New Hampshire
●	Received a 2-year extension for the Hawaii government traceability contract
●	Received a 2-year extension for the Delaware government traceability contract
●	Deployed the North Dakota Traceability program on-time and without interruption
●	Expanded the Illinois Traceability Contract to incorporate the Opioid Alternative Pilot Program
●	Received an award from the National Cannabis Industry Association (NCIA) for Excellence in Innovation

For the second quarter of 2019, the Company generated revenues of $3.9MM, and gross profit of $1.9MM, for a gross margin of 49%. As cross-selling via the multiple business lines clearly gained momentum, security sales for the second quarter of 2019, compared to the same quarter last year, grew by 17% to $1.52MM, far outpacing any meaningful competitors, while software sales at BioTrackTHC grew by 44% to $2.37MM, again outpacing any reporting competitors.

Conference Call Info:

We recommend calling in approximately 10 minutes prior to the start of the call. Please note that there will be no live Q&A on the call; questions should be submitted ahead of time or may be submitted during the call to ir@helixtcs.com.

Interested parties can participate in the call using the following information:

●	Attendee Dial In: (203) 518-9865 or (866) 342-8588
●	Passcode or ID: 98167

Sign up for Helix TCS Investor Updates here.

About Helix TCS, Inc.

Helix TCS, Inc. (OTCQB: HLIX) is a leading provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite and security services, Helix TCS provides comprehensive supply chain management, compliance tools, and asset protection for any license type in any regulated cannabis market. Helix TCS’ products reach over 2,000 customer locations in 38 states and 6 countries and has processed over $18 billion in cannabis sales. For more information on Helix TCS and to sign up for investor updates, visit us at www.helixtcs.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations and pay any outstanding debt; fluctuations in our financial results; general economic risks; the volatile nature of the market for our products and services and other factors that could impact our anticipated growth; our ability to manage our growth; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; security and other risks associated with our business; intellectual property risks; and other risk factors set forth from time to time in our SEC filings. Helix TCS assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Media Contact:
Jeff Gonring
Helix TCS, Inc.
303-324-1022
press@helixtcs.com

IR Contact:
Scott Ogur
Helix TCS, Inc.
ir@helixtcs.com